Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-199960) pertaining to the 2014 Equity Incentive Plan and the 2010 Equity Incentive Plan of INC Research Holdings, Inc. and Subsidiaries, and

(2)	Registration Statement (Form S-3ASR No. 333-208286) of INC Research Holdings, Inc. and Subsidiaries;

of our reports dated February 24, 2016, with respect to the consolidated financial statements of INC Research Holdings, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of INC Research Holdings, Inc. and subsidiaries included in this Annual Report (Form 10-K) of INC Research Holdings, Inc. and subsidiaries for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Raleigh, North Carolina
February 24, 2016